CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 116 to the registration statement on Form N-1A (File No. 811-07513) (Registration Statement) of our report dated December 13, 2010, relating to the financial statements and financial highlights of Putnam Global Sector Fund, as series of a Putnam Funds Trust, which appears in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
February 23, 2011